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                                                                   EXHIBIT 10.11
                              EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT is entered into between medibuy.com, Inc. a Delaware Corporation with a principal place of business at 7777 Alvarado Road, Suite 401, La Mesa, California, 91941 ("COMPANY"), and James L. Hersma, whose principal residence is at 4100 West 86th St., Tulsa, OK, 74132 ("EXECUTIVE").

        1. Employment.

        a) Executive Responsibilities. COMPANY hereby employs EXECUTIVE, and EXECUTIVE hereby agrees to accept employment from COMPANY, as Executive Vice-President of Market Development of COMPANY. EXECUTIVE shall report directly to COMPANY's Chief Executive Officer. EXECUTIVE agrees during the term of his employment under this Agreement to perform the duties and responsibilities customarily required of such position, as reasonably directed by COMPANY's Chief Executive Officer, and in accordance with COMPANY's bylaws and Delaware corporation law. EXECUTIVE further agrees to use his best efforts to promote the interests of COMPANY and to devote his full business time and energies to the business and affairs of COMPANY, unless otherwise authorized by the Chief Executive Officer of COMPANY. EXECUTIVE may, however, engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties to COMPANY hereunder.

        b) Director Responsibilities. Subject to the approval of this Agreement by a majority of the current directors of COMPANY, EXECUTIVE shall be elected a member of the Board of Directors, to serve in such position until the next regular meeting of COMPANY's shareholders. EXECUTIVE's continued service on COMPANY's Board of Directors thereafter shall be subject to his election by vote of the shareholders, but COMPANY will include



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EXECUTIVE in its recommended slate of __ candidates for membership on the Board.
In the event that EXECUTIVE's employment with COMPANY under this Agreement is terminated for any reason, EXECUTIVE shall submit to the Chairman of the Board his resignation as a Director.

        2. Term of Employment.

        The employment under this Agreement shall commence on May 26, 1999 and shall end at the end of the day on May 25, 2000, provided that the term of EXECUTIVE's employment under this Agreement shall thereupon and thereafter be extended automatically for successive periods of one year unless otherwise terminated under Paragraph 5 of this Agreement.

        3. Compensation.

        (a) Base Salary. As compensation for services provided to COMPANY, EXECUTIVE shall receive a salary at the annual rate of $185,000.00, less such payroll and withholding taxes as required by law to be deducted and such other amounts as EXECUTIVE shall authorize in writing. Salary shall begin to accrue under this Agreement as of June 14, 1999. Provided EXECUTIVE remains employed under this Agreement beyond the first anniversary date of his employment hereunder, his salary shall be increased to an annual rate of $300,000 effective as of that first anniversary date. The salary shall be payable in semi-monthly installments. Such salary may be increased, but not decreased, from time to time as decided in the discretion of the Board of Directors of COMPANY.

        (b) Bonus. As additional compensation for services rendered by EXECUTIVE, EXECUTIVE shall be entitled to participate in each incentive bonus program (if any) that COMPANY's Board of Directors may establish for its executive employees. Such bonus program shall provide a maximum bonus of fifty percent (50%) of the salary paid during the year in which the bonus is earned, based upon factors established by the Chief Executive Officer and approved by the Board of Directors.



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        (c) Equity Compensation. As further compensation for the services rendered by EXECUTIVE, upon his commencement of employment with COMPANY pursuant to this Agreement and approval by COMPANY's Board of Directors, EXECUTIVE will be granted an incentive stock option to purchase 31,500 shares of Common Stock of COMPANY, subject to increase as provided below, at an exercise price per share of $1.50 per share. Such options shall be issued pursuant to, and their exercise and the issuance of shares upon exercise shall be subject to, the conditions of the COMPANY's 1999 Equity Incentive Plan (the "Plan") and the corresponding Stock Option Agreement contemplated by the Plan (the "Option Agreement"), as well as paragraphs 3 (d) and 5 (f), below.

        (i) Vesting of Options. EXECUTIVE'S incentive stock options described above shall vest according to the following schedule:

        25% (7,812.5) of the option shares shall vest and be subject to exercise immediately upon EXECUTIVE's commencement of employment under this Agreement, provided, however, that if EXECUTIVE voluntarily resigns or is terminated for cause under this Agreement prior to his completion of one year of service pursuant to this Agreement, COMPANY shall have the right, for ninety (90) days immediately following the effective date of such resignation or termination, to repurchase any shares acquired by EXECUTIVE through the exercise of such options at the price EXECUTIVE paid for such shares, and any such options that EXECUTIVE has not yet exercised shall be null and void. EXECUTIVE agrees to execute such documents as are necessary to effect COMPANY's repurchase of those shares.

        The remaining 23,437.5 option shares shall vest and be subject to exercise at the rate of 651 shares for each full month that EXECUTIVE'S employment continues under this Agreement after the first anniversary hereunder. The number of shares


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        to vest each month and the maximum number of shares that may vest hereunder is subject to adjustment pursuant to subparagraph (iv) of this paragraph 3 (d).

               (ii) Change in control. Upon a "change in control" (as defined below), 50% of the total share options granted to EXECUTIVE under paragraph 3
(c), above, that have not yet vested as of the effective date of such change in control shall vest on the effective date of the change in control. Subject to provisions regarding termination of EXECUTIVE'S employment for cause hereunder, the remaining 50% of such unvested share options shall vest at the rate of 1/12 upon the completion of each full month of employment thereafter, unless such share options would vest sooner pursuant to some other provision of this Agreement, in which event the schedule which results in the earlier vesting shall apply. In the event that, within the first twelve (12) months from the effective date of a change in control, EXECUTIVE's employment is terminated without cause or EXECUTIVE's duties as Executive Vice President are significantly changed, the balance of the option shares granted to EXECUTIVE under this Agreement that have not vested as of the date of such termination or significant change in duties shall vest immediately. "Change in control" shall mean the first to occur of: 1) a merger of COMPANY into, or a consolidation or other reorganization of COMPANY with, another person or business entity with the result that less than fifty percent (50%) of the directors of the resulting business entity immediately following the merger, consolidation or other reorganization were directors of COMPANY immediately prior to the merger, consolidation or other reorganization; or 2) a sale by COMPANY of more than fifty




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percent (50%) of its assets (as measured at the time of the agreement to sell);
or 3) any event or events following the reconstitution of the Board of Directors of COMPANY in connection with the sale of Series C and/or Series D Preferred Stock of COMPANY (the "Preferred Stock Placement") as a result of which the persons constituting the Board of Directors as a result of such Preferred Stock Placement reconstitution cease to be at least 50% of the directors of COMPANY, provided, however, that any member of the Board of Directors of COMPANY whose election or nomination for election by the shareholders of COMPANY was approved by the vote of at least a majority of the individuals then constituting the Board of Directors shall be considered to have been a member of the Board of Directors immediately after the reconstitution of the Board following the Preferred Stock Placement; or 4) a transaction or series of transactions by which more than 50% of the voting equity securities of COMPANY come to be under the control of a single entity or a group of entities acting in concert to acquire control of COMPANY, but specifically excluding any change in ownership that results from an initial public offering of COMPANY'S voting equity securities that is authorized or approved by COMPANY's Board of Directors.

               (iii) Other Acceleration of Vesting; Other Terms. The acceleration of vesting provided for in the preceding paragraph is in addition to, and not in lieu of, the acceleration of vesting of stock options provided for under the Plan or the Option Agreement under the circumstances described in the Plan or the Option




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Agreement. In addition, the Option Agreement shall 1) provide for incentive stock options to the extent consistent with the terms of the options, 2) provide for a ten-year term, 3) afford the option holder the maximum period permitted by the Plan after termination of EXECUTIVE's employment to exercise options, 4) afford the option holder the greatest latitude in manner of exercise permitted by the Plan, 5) not grant COMPANY repurchase rights other than as set forth in this Agreement, and 6) otherwise be in substantially the form of the standard form of stock option agreement under the Plan, subject to the terms set forth in this Agreement.

        (iv) Protection against Dilution. The number of options granted to EXECUTIVE under this Agreement shall be adjusted, if necessary, so that the number is equal to 1.7% of COMPANY's outstanding Common Stock on a fully diluted, as exercised and as converted basis, taking into account all rights and options to acquire (by exercise, conversion or otherwise) shares of Common Stock (the "Minimum Percentage"). The number of shares of Common Stock equaling the Minimum Percentage shall be determined prior to, and without regard to, COMPANY's issuance of any shares, options, warrants or other rights convertible into shares of Common Stock in, or in connection with, either a) an initial public offering of its Common Stock or other equity securities of COMPANY convertible into Common Stock or b) a change in control as described in subparagraph 3(d)(ii), above, including as to both of the foregoing events any shares, options, warrants or other rights convertible into shares of Common Stock that are issued as compensation to brokers, underwriters or other persons involved, directly or indirectly, in arranging such public offering or change in control. COMPANY represents to EXECUTIVE that the share options granted to the Chief Executive Officer of COMPANY equal 3.4% of COMPANY's outstanding Common Stock on a fully diluted, as exercised and as converted basis, taking into account all rights and options to acquire (by exercise, conversion or otherwise) shares of Common Stock. Any options granted to EXECUTIVE pursuant to this subparagraph 3(c)(iv) shall be subject to the same provisions as those originally granted under paragraph 3(c), above, except that the




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exercise price of any additional options granted to EXECUTIVE pursuant to this provision shall be equal to the fair market value of the Common Stock of Company at the date of the grant, taking into consideration the effect of the stock issuance(s), if any, that trigger application of this provision.

        (v) Additional Options. In the event that, prior to the initial public offering of COMPANY's Common Stock, COMPANY's Board of Directors authorizes an increase in the options granted to the executive officers of COMPANY generally, EXECUTIVE shall receive additional options at least equal to 50% of such additional options granted, if any, to the Chief Executive Officer of COMPANY, such options to be subject to the vesting requirements and other terms and conditions as the Board of Directors may apply. This subparagraph 3(d)(v) shall not apply to any grant of additional options to EXECUTIVE under subparagraph 3(d)(iv), above; in that circumstance, those additional options shall have the same terms as the share options originally granted under paragraph 3(c), above, as though granted with those original options.

        (vi) Securities Registration. COMPANY shall cause all of EXECUTIVE's share options, and the issuance of shares upon exercise thereof, to be included in an effective registration statement on Form S-8 (or any successor form) under the Securities Act of 1933, as amended, within 180 days after the initial registered public offering of COMPANY's. Common Stock or other equity securities convertible into Common Stock.

4. Participation in Benefit Plans, Reimbursement of Business Expenses and Moving Expenses.

        (a) Benefit Plans. During the term of this Agreement, EXECUTIVE shall be provided with medical insurance, vacation benefits, sick leave benefits, and holidays


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which are not less than, and on terms no less favorable than, COMPANY provides to its other executive employees.

        (b) Reimbursement of Business Expenses. COMPANY shall reimburse EXECUTIVE promptly for all expenditures made by him during the term of this Agreement, which expenses are incurred to further the business and interests of COMPANY, including, but not limited to, travel, entertainment, parking and expenses incurred in connection with business meetings (including, but not limited to, the dues and business related expenses of memberships at appropriate business clubs, provided such memberships are approved in writing by the Chief Executive Officer of COMPANY), provided such expenses are incurred and submitted for reimbursement in accordance with the policies established by the Board of Directors in effect as of the date the expenses are incurred.

        (c) Moving Expenses. If EXECUTIVE relocates, COMPANY shall reimburse EXECUTIVE for all actual relocation expenses, up to a maximum of $130,000.00 for EXECUTIVE's relocation to the San Diego area in accordance with the terms of the Relocation Benefits Agreement, which Agreement is attached hereto as Appendix A. Any amounts paid to EXECUTIVE to compensate him for taxes on amounts received by him hereunder which are not tax deductible shall be subject to, not in addition to, the limit of $130,000 set forth in the preceding sentence.

        (d) Legal Expenses. COMPANY will reimburse EXECUTIVE for actual legal fees and expenses incurred by him in connection with the review and negotiation of this Agreement, up to a maximum of $2,000.

        (e) Indemnification. EXECUTIVE shall be entitled to indemnification and advancement of expenses to the fullest extent provided, in COMPANY's bylaws or


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otherwise, to any other director or executive officer of COMPANY, unless prohibited by law. EXECUTIVE shall also be entitled to coverage under each directors' and officers' liability insurance policy, if any, maintained by or on behalf COMPANY's directors and officers.

5.      Termination of Employment.

        (a) Automatic Termination. This Agreement will automatically terminate in the event of EXECUTIVE's death, or EXECUTIVE's disability which has prevented EXECUTIVE from performing substantially all of his duties and responsibilities for a continuous period of ninety (90) days. COMPANY shall have no further obligations to EXECUTIVE or his estate upon such automatic termination, except
(i) to honor the exercise of any stock options that have vested prior to or as of the date of such termination, subject to the applicable conditions of the Plan and (ii) as provided by law or under the terms of any applicable benefit plan in which EXECUTIVE participated immediately prior to the termination of his employment.

        (b) Termination other than for Cause. COMPANY may terminate or elect not to renew this Agreement other than for cause at any time, provided it gives at least ten (10) days' prior written notice to EXECUTIVE of such termination or non-renewal. In the event that COMPANY terminates EXECUTIVE's employment under this Agreement other than for cause during the first year of this Agreement or COMPANY elects not to renew this Agreement for a second year, COMPANY shall, subject to the conditions set forth in paragraph 6(b), below, continue to pay EXECUTIVE his base salary and continue to provide EXECUTIVE (and his covered dependents, if any), at COMPANY's



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expense, medical insurance or benefits, in each case, at the level in effect at the time COMPANY gives EXECUTIVE notice of termination or non-renewal, for a period of 18 months following the effective date of the termination or non-renewal. If COMPANY terminates this Agreement without cause after EXECUTIVE has reached his second anniversary date of employment or fails to renew this Agreement for a third or subsequent year, COMPANY shall, subject to the conditions set forth in paragraph 6(b), below, continue to pay EXECUTIVE his base salary, and continue to provide EXECUTIVE (and his covered dependents, if any), at COMPANY's expense, medical insurance or benefits, in each case, at the level in effect at the time COMPANY gives EXECUTIVE notice of termination or non-renewal, for a period of twelve (12) months following the effective date of termination or non-renewal. In addition to the foregoing salary and benefits continuation, EXECUTIVE shall also receive any unpaid salary and accrued (but unused) vacation through the effective date of termination of employment or non-renewal, reimbursement for any expenses incurred by him prior to the effective date of his termination that are otherwise subject to reimbursement under paragraph 3(b), above, and any accrued but unpaid benefits to which EXECUTIVE is then entitled under the terms of COMPANY's benefit plans and policies in which EXECUTIVE is enrolled, to be payable in accordance with the terms of such plans and policies. All salary continuation and other termination benefits paid hereunder shall be less any applicable payroll and withholding taxes or other legally required deductions. As a condition to his receipt of any salary continuation provided for in this paragraph, EXECUTIVE must first execute the Waiver and Release that is attached to this Agreement as Appendix B. The salary continuation for EXECUTIVE shall be paid in the same manner and at the same intervals as if EXECUTIVE continued his employment during the applicable period.




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COMPANY reserves the right to pay the applicable salary continuation amount in a lump sum, discounted to present value using a discount factor of 6%. In the event of any termination or non-renewal under this paragraph, EXECUTIVE shall have no obligation to mitigate his damages or to seek other employment as a condition to receiving his salary continuation and other termination benefits, and (except as provided for in paragraphs 6(b), below), there shall be no deduction or offset against amounts due to EXECUTIVE hereunder on account of any remuneration from any subsequent employment (or self-employment) that he may obtain.

        (c) Termination for Cause. Notwithstanding the provisions of sub-paragraph 5(b), COMPANY may terminate EXECUTIVE's employment for cause. For purposes of this Agreement, COMPANY shall have "cause" to terminate EXECUTIVE's employment in the event of any of the following:

        (i) conviction of EXECUTIVE for any felony or any crime, or entry of a plea of nolo contendere, involving moral turpitude or dishonesty;

        (ii) EXECUTIVE's participation in a fraud or act of dishonesty against COMPANY;

        (iii) EXECUTIVE's willful misfeasance or nonfeasance of duty that materially injures the reputation, business or business relationships of COMPANY or any of its officers, directors or affiliates;

        (iv) a material breach by EXECUTIVE of any term of this Agreement or the Proprietary Information and Inventions Agreement that EXECUTIVE has entered into with the Company, or any of the Company's written policies and procedures; or

        (v) conduct by EXECUTIVE that in the good faith and reasonable determination of the COMPANY's Board of Directors demonstrates gross unfitness to


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                serve. Physical of mental disability or conduct resulting from physical or mental disability of EXECUTIVE shall not constitute "cause."

In the event EXECUTIVE's employment is terminated for cause, he will not be entitled to receive any severance pay or any other severance compensation, except that EXECUTIVE shall be entitled to receive unpaid salary and accrued (but unused) vacation through the effective date of termination, reimbursement for any expenses incurred by him prior to the effective date of his termination that are otherwise subject to reimbursement under paragraph 3(b), above, and any accrued but unpaid benefits to which EXECUTIVE is then entitled under the terms of COMPANY's benefit plans and policies in which EXECUTIVE is enrolled, to be payable in accordance with the terms of such plans and policies.

        (d) Resignation. EXECUTIVE retains the right to resign or otherwise voluntarily terminate his employment with COMPANY upon ninety (90) days' written notice to the Chief Executive Officer. In the event EXECUTIVE resigns or otherwise voluntarily terminates his employment with COMPANY, EXECUTIVE shall not be entitled to any compensation, including benefits, beyond the effective date of his resignation, except that EXECUTIVE shall be entitled to receive salary and accrued vacation through the effective date of termination of employment, reimbursement for any expenses incurred by him prior to the effective date of his termination that are otherwise subject to reimbursement under paragraph 3(b), above, and any accrued but unpaid benefits to which EXECUTIVE is then entitled under the terms of COMPANY's benefit plans and policies in which EXECUTIVE is enrolled, to be payable in accordance with the terms of such plans and policies.




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        (e) Stock Options. Subject to the previsions of paragraph 3(c), above, only the shares subject to the stock options granted to EXECUTIVE under this Agreement that have vested up to the date of the termination of or his resignation from his employment under this Agreement may be exercised by EXECUTIVE, such exercise to be subject to the conditions set forth in the Plan, provided, however, that in the event of termination by COMPANY other than for cause or any annual non-renewal by COMPANY, those options that would have vested over the twelve (12) months subsequent to the termination had EXECUTIVE's employment continued will be deemed to have vested as of the date of the termination. Any stock options that are unvested (and not deemed vested under some provision of this Agreement, the Plan or the Option Agreement as of the date of EXECUTIVE's termination) shall be null and void.

        (f) No Restriction on COBRA Rights. Nothing in this paragraph 5 shall be deemed to impair or limit any of EXECUTIVE's rights under the Consolidated Omnibus Benefits Reconciliation Act.

        (g) Deemed Termination. EXECUTIVE may elect to deem (i) any material decrease in his authority or responsibility; (ii) elimination of his reporting directly to the Chief Executive Officer of COMPANY; or (iii) any obligation that EXECUTIVE relocate his residence away from Tulsa, Oklahoma as a condition of his continuing his employment with COMPANY (in any case, whether or not Executive's position is changed) to be a termination of EXECUTIVE's employment by COMPANY other than for cause for all purposes under this Agreement, provided EXECUTIVE so notifies the Chief Executive Officer of COMPANY of his election to do so within ninety



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        (90) days of EXECUTIVE's receipt of notice from COMPANY or other knowledge of EXECUTIVE of such change or event.

6. Noncompetition, Confidentiality, Freedom to Enter into and Perform and Conflicts of Interest.

        (a) Confidential Information. EXECUTIVE agrees and understands that, due to the nature of his position with COMPANY, he will gain possession of confidential information about COMPANY and the way it conducts its business. In conjunction with the execution of, and as part of the consideration given for, this Agreement, EXECUTIVE will execute the Proprietary Information and Inventions Agreement that is attached to this Agreement as Appendix C. EXECUTIVE's duties and obligations under Appendix C shall survive termination of his employment with COMPANY. EXECUTIVE acknowledges that a remedy at law for any breach or overtly threatened breach by him of the provisions of Appendix C would be inadequate to protect COMPANY against the consequences of such breach, and he therefore agrees that the COMPANY shall be entitled to injunctive relief in case of any such breach or overtly threatened breach.

        (b) Restrictive Covenant. During any period that EXECUTIVE is receiving severance compensation from COMPANY following the termination date of EXECUTIVE's employment under this Agreement, EXECUTIVE shall not, without first obtaining the prior written approval of COMPANY, directly or indirectly engage in any activities in competition with COMPANY, or become an officer, director or employee of, or consultant to, a business engaged in competition with COMPANY's current business (specifically, any person or entity whose principal business is promoting and facilitating via the Internet transactions between third parties for the wholesale sale and distribution of goods, equipment and services in the healthcare field)



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and such other business or businesses in which COMPANY comes to be actively engaged during the term of EXECUTIVE'S employment under this Agreement. In the event that EXECUTIVE undertakes any such activities without written permission from COMPANY, COMPANY'S obligation to pay EXECUTIVE severance compensation shall cease. For purposes of this Agreement, "healthcare field" means the provision of goods and/or services to any person, firm, corporation, business, partnership, limited liability company, association or other entity involved directly in the healthcare industry and/or to any person with respect to their medical or healthcare needs, including, without limitation, hospital, surgical centers, medical clinics, outpatient facilities, medical groups, managed care organizations, health maintenance organizations, medical or health related associations, nursing homes, extended care facilities, doctors, physicians, dentists, chiropractors, veterinarians and other healthcare providers, practitioners, suppliers, patients or any other person providing or receiving healthcare service of any nature whatsoever.

        (c) Freedom to Enter into and Perform this Agreement. EXECUTIVE represents and warrants to Company that he is subject to no restrictions, either by virtue of any agreement made by him or for his benefit, or by operation of law, that would prohibit, prevent or interfere with in any way his entering into, or his performing fully and without restriction, his obligations under this Agreement, or which would render COMPANY liable to a third party as a result of EXECUTIVE's entering into or performing his obligations under this Agreement.

        (d) Conflicts of Interest. During EXECUTIVE's employment under this Agreement EXECUTIVE agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to COMPANY, its business or prospects, financial or otherwise. However, EXECUTIVE may own, as a passive investor only,


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securities of any publicly traded companies, provided his beneficial ownership of the stock of any one such corporation does not exceed 12.5% of such corporation's voting stock.

        (e) Non-interference. While employed by COMPANY, and for a period of one
(1) year immediately following the termination of his employment, EXECUTIVE will not interfere with the business of COMPANY by soliciting, attempting to solicit, inducing or otherwise deliberately causing any employee of COMPANY to terminate his or her employment in order to become an employee, consultant or contractor to or for any competitor of COMPANY.

        7. Notices.

        For purposes of this Agreement, all notices and other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or by courier or on the earlier of delivery or the fourth business day after mailing by United States Registered or Certified Mail, return receipt requested, postage prepaid, addressed as follows:

     If to EXECUTIVE:         Mr. James L. Hersma
                              4100 West 86th Street
                              Tulsa, Oklahoma 74132


     If to COMPANY:           medibuy.com, Inc.
                              7777 Alvarado Road, Suite 401
                              LaMesa, California 91941

                              Attn: The Chief Executive Officer

or at such other address as the addressee may have furnished to the other party in writing subsequent to the execution of this Agreement or, in the case of EXECUTIVE, to any other permanent address listed for him in COMPANY's records, or, in the case of COMPANY, to the


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address known by EXECUTIVE to be where the office of the Chief Executive Officer of COMPANY is located.

        8. Modifications; Waivers; Applicable Law.

        No provision in this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing, signed by EXECUTIVE and by the Chief Executive Officer of COMPANY. This Agreement and the employment relationship hereunder shall be governed by, construed in accordance with and enforced under the laws of the State of California and applicable federal law.

        9. Severability.

        If any provision of this Agreement is determined to be invalid or is in any way modified by any governmental agency, tribunal, or court of competent jurisdiction, such determination shall be considered as a separate, distinct, and independent part of this Agreement and shall not affect the validity or enforceability of any of the remaining provisions of this Agreement.

        10. Successor Rights and Assignment.

        This Agreement shall bind, inure to the benefit of and be enforceable by EXECUTIVE's personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees. The rights and obligations of COMPANY under this Agreement may be assigned by COMPANY as part of the assignment or transfer (including, without limitation, by merger or other event resulting in such assignment by operation of law) of all or substantially all of COMPANY'S assets and business, provided that at the time of such assignment the assignee has the ability to meet the obligations to EXECUTIVE set forth in this Agreement, in which event this Agreement shall be binding upon, and inure to the benefit of, the person(s) or entity(ies) to whom it is assigned. EXECUTIVE may not assign his duties hereunder and he may not assign any of his rights hereunder without the written consent of COMPANY.

        IN WITNESS WHEREOF, EXECUTIVE and COMPANY have signed this Agreement to be dated and effective on May 26, 1999.

                                   EXECUTIVE:

Dated:                             /s/ JAMES L. HERSMA


                                   MEDIBUY.COM, INC.

Dated:                             By: /s/ DENNIS J. MURPHY
                                   Its:   CEO

                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT


         THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment") is entered into as of December 28, 1999 (the "Effective Date"), by and between MEDIBUY.COM, INC., a Delaware corporation (the "Company") and JAMES L. HERSMA ("Executive").

         WHEREAS, the Company and Executive previously entered into an Employment Agreement, dated May 26, 1999 (the "Employment Agreement"); and

         WHEREAS, the parties desire to amend the Employment Agreement as set forth in this Amendment.

         NOW THEREFORE, in consideration of the mutual benefits contained herein, the parties, intending to be legally bound, hereby agree as follows:

         1. Except as otherwise defined herein, capitalized terms used but not defined herein shall have the meanings given to them in the Employment Agreement.

         2. The Employment Agreement is hereby amended as follows:

                  (a) Section 3(c)(iv) ("Protection Against Dilution") is deleted in its entirety. In addition, in consideration of such deletion the Company shall grant to Executive a fully vested, immediately exercisable incentive stock option to purchase 75,000 shares of Common Stock under the Company's 1999 Omnibus Equity Plan.

         3. For purposes of clarification, the parties agree that the vesting schedule of the stock option granted to Executive by the Company on November 17, 1999 is as follows:

                        25% of the shares (or 8,125 shares) are fully vested and
                  immediately exercisable upon grant (provided that the Company will have the right to repurchase from Mr. Hersma if his employment is terminated for cause or if he voluntarily terminates his employment, within his first year of employment, as more fully described in Section 3(c)(i) of the Agreement, and the remaining shares subject to the option will vest in equal monthly portions over 36 months beginning on June 26, 2000.

         4. This Amendment shall be governed by and construed in accordance with the laws of the State of California as such laws are applied to contracts entered into and performed entirely within California by California residents.

         5. This Amendment may be signed in any number of counterparts, each of which will be deemed an original, and all of which taken together shall constitute one and the same instrument.

         6. Except as specifically amended hereby, the Employment Agreement shall remain in full force and effect. This Amendment together with the Employment Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter


                                       1.

hereof and thereof and supersedes all prior agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof or thereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.


                                            MEDIBUY.COM, INC.


/s/ JAMES L. HERSMA
----------------------                      By: /s/ DENNIS J. MURPHY
JAMES L. HERSMA                                --------------------------------
                                            Name: Dennis J. Murphy
                                                -------------------------------
                                            Title: President & Chief Executive
                                                   Officer
                                                -------------------------------



                                       2.